SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 24, 2008
Date of report (Date of earliest event reported)

Petroleum Development Corporation
Exact Name of Registrant as Specified in Charter

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

120 Genesis Boulevard, Bridgeport, WV  26330
Address of Principal Executive Offices

304-842-3597
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

No Change
Former Name or Former Address, if Changed Since Last Report

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At meetings on March 24, 2008, and March 26, 2008, the Compensation Committee of Petroleum Development Corporation determined the short-term incentive compensation terms (“STI”) for the 2008 year for the CEO and other executive officers of the Company.  The short-term incentive plan provides the potential for an annual bonus to each of the executive officers based on both Company and personal performance criteria.  Forty percent of the bonus will be determined by Company's production (measured in Mcf equivalents); thirty percent of the bonus will be determined by increases in diluted earnings per share; and the remaining thirty percent of the bonus will be determined by the Compensation Committee in its discretion based upon an evaluation by the Committee of the performance of each respective executive during the year.  Bonus determinations between the milestones will be calculated pro-rata. The following table summarizes the criteria to be used in determining the bonus amounts:

Criteria	Lower Threshold Amount	Target Bonus	Maximum Bonus	Percent of Total Maximum Bonus
Production based on Mcf equivalents	35,000 Mmcfe	37,000 Mmcfe	39,000 Mmcfe	40%
Diluted earnings per share	$2.55	$3.05	$3.55	30%
Discretionary evaluation	Compensation Committee Determination			30%

The above calculation of earnings per share will be made before the impact of any non-cash gains and losses from the Company’s hedging positions.  In addition, the calculations will exclude the effect of any operating businesses acquired in 2008.

Notwithstanding the above, for Darwin L. Stump, Chief Accounting Officer, 100% of his STI for 2008 will be at the discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROLEUM DEVELOPMENT CORPORATION

Date:	March 28, 2008

By:	/s/ Richard W. McCullough
Richard W. McCullough
President and Chief Financial Officer